SEC 1472 (02-02)
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                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, DC 20549



                                  FORM 4

              STATEMENT OF CHANGES OF BENEFICIAL OWNERSHIP OF
                                SECURITIES





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                                UNITED STATES
----------------------------                         ---------------------------
        FORM 4                  SECURITIES AND        OMB APPROVAL
----------------------------
                                   EXCHANGE           OMB Number:
                                  COMMISSION          3235-0287
----------------------------
Check this box if no         Washington, D.C. 20549   Expires: January 31, 2005
longer subject to Section
16. Form 4 or Form 5                                  Estimated average burden
obligations may continue.        STATEMENT OF         hours per response .0.5
See Instruction 1 (b).            CHANGES IN
         X                        BENEFICIAL
(Print or Type Responses)          OWNERSHIP
----------------------------                         ---------------------------

                           Filed pursuant to Section
                            16(a) of the Securities
                             Exchange Act of 1934,
                             Section 17(a) of the
                            Public Utility Holding
                            Company Act of 1935 or
                             Section 30(f) of the
                            Investment Company Act
                                    of 1940




1.   Name and Address of Reporting Person*

     Dadson          Stephen
     ___________________________________________________________________________
     (Last)          (First)          (Middle)

     3263 West 48th Avenue
     ___________________________________________________________________________
     (Street)

     Vancouver, B.C., Canada
     ___________________________________________________________________________
     (City)          (State)          (Zip)


2.   Issuer Name and Ticker or Trading Symbol

     Digital Village World Technologies Inc. (DVWT)

3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)

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4.   Statement for Month/Year

     August 2002

5.   If Amendment, Date of Original (Month/Year)



6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

       X Director                           10% Owner
       X Officer (give title below)         Other (specify below)

         __________________________


7.   Individual or Joint/Group Filing (Check Applicable Line)

     X   Form filed by One Reporting Person

         Form filed by More than One Reporting Person


Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
--------------------------------------------------------------------------------


1.   Title of Security
     (Instr. 3)

     Common Stock

2.   Transaction Date
     (Month/Day/Year)

     August 16, 2002

3.   Transaction Code
     (Instr. 8)

     S


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4.   Securities Acquired (A) or Disposed of (D)
     (Instr. 3, 4 and 5)

     Amount     (A) or (D)     Price
     ------     ------------   -----

     800,000         D         $0.091

5.   Amount of Securities Beneficially Owned at End of Month
     (Instr. 3 and 4)

     200,000

6.   Ownership Form: Direct (D) or Indirect (I)
     (Instr. 4)

     I

7.   Nature of Indirect Beneficial Ownership
     (Instr. 4)

     Owned by spouse Karen Dadson


 Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
 -----------------------------------------------------------------------------
        (e.g., puts, calls, warrants, options, convertible securities)
        --------------------------------------------------------------


1.   Title of Derivative Security
     (Instr.3)


2.   Conversion or Exercise Price of Derivative Security


3.   Transaction Date
     (Month/Day/Year)

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4.   Transaction Code
     (Instr. 8)

     Code         V
     ---------    ------------


5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

     (A)        (D)
     --------   --------


6.   Date of Exercisable and Expiration Date
     (Month/Day/Year)

     Date Exercisable     Expiration Date     Title
     ----------------     ---------------     -----


7.   Title and Amount of Underlying Securities
     (Instr. 3 and 4)

     Title        Amount or Number of Shares
     -----        --------------------------


8.   Price of Derivative Security
     (Instr. 5)


9.   Number of Derivative Securities Beneficially Owned at End of Month
     (Instr. 4)


10. Ownership Form of Derivative Securities Beneficially Owned at End of Month (Instr. 4)

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11.  Nature of Indirect Beneficial Ownership
     (Instr. 4)




Explanation of Responses:










By: /s/ Stephen Dadson                   August 16, 2002
______________________________________   _____________________________
   **Signature of Reporting Person               Date


Reminder:   Report on a separate line for each class of securities
            beneficially owned directly or indirectly.
        *   If the form is filed by more than one reporting person, see
            Instruction 4(b)(v).
       **   Intentional misstatements or omissions of facts constitute
            Federal Criminal Violations
            See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

    Note: File three copies of this Form, on of which must be manually signed. If space is insufficient, see Instruction 6 for procedure









http://www.sec.gov/divisions/corpfin/forms/4.htm
Last update: 02/11/2002

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